Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of The Lovesac Company on Form S-8, Nos. 333-266062 and 333-275884, of our report dated March 30, 2022, except for Note 2 and the revised disclosures in Notes 5, 6, 7 and 8, for which the date is November 2, 2023, with respect to our audit of the consolidated financial statements of The Lovesac Company for the year ended January 30, 2022, which report is included in this Annual Report on Form 10-K of The Lovesac Company for the year ended February 4, 2024.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Hartford CT
April 11, 2024